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                                  EXHIBIT (5)



PENNSYLVANIA COMMERCE BANCORP, INC.
100 Senate Avenue
P. O. Box 8599
Camp Hill, PA 17011

Re: Registration Statement S-3, under the Securities Act of 1933 - Offering of 500,000 Shares Common Stock, Par Value $1.00 Per Share Pursuant to Dividend Reinvestment and Stock Purchase Plan

Gentlemen:

This opinion is rendered in connection with the Registration statement filed on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933 relating to 500,000 shares of Common Stock of PENNSYLVANIA COMMERCE BANCORP, INC. (the "Company"), par value $1.00 per share. The Common Stock is proposed to be offered by the Company to holders of Common Stock of the Company pursuant to a Dividend Reinvestment and Stock Purchase Plan adopted by the Company's Board of Directors.

We have reviewed the corporate proceedings relating to the proposed stock offering and such other legal matters as we have deemed appropriate for the purpose of this opinion. Based on the foregoing, and assuming all necessary shareholder and governmental approvals, we are of the opinion that the shares of Common Stock covered by the aforesaid Registration Statement will, when issued in accordance with the terms set forth in the Prospectus, applicable law and the Bylaws of the Company, be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement and to the reference to us in the Registration Statement under the caption LEGAL MATTERS.

                                    Very truly yours,

                                    METTE, EVANS & WOODSIDE


                                    By     /s/ Bradley A. Walker
                                       ------------------------------------
                                         Bradley A. Walker, Esquire





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